Exhibit 10.2

FORM — 2014 GENERAL

PERFORMANCE SHARE AGREEMENT
The Coca-Cola Company 1989 Restricted Stock Award Plan

The Coca-Cola Company (the “Company”) hereby agrees to award to the recipient named below (the “Recipient”) performance share units over the number of shares of Common Stock, $.25 par value, of the Company (the “Shares”) set forth below as the “Target Award” (the “Award”) in accordance with and subject to the terms, conditions and restrictions of this Performance Share Agreement, including any country-specific provisions for the Recipient’s country in the appendix attached hereto (the “Appendix”, together with the Performance Share Agreement, the “Agreement”).  The Award shall settle as Shares, but until such settlement, the Award will be denominated in performance share units.  The Shares awarded will be released to the Recipient on the date set forth below (“Release Date”) if the conditions described in this Agreement are satisfied.  Such award will be made under the terms of The Coca-Cola Company 1989 Restricted Stock Award Plan (the “Plan”), as amended.

Name of Recipient:	XXXXXXXXXX

Target Award:	XXXXXX Shares

Award Date:	XXXXXX, XX, XXXX

The following dates are applicable for this Award:

Performance Period	XXXXXXX — XXXXXX
Holding Period	XXXXXXX- XXXXXX
Performance Certification Date	XXXX, on the date of the Compensation Committee meeting
Release Date	One year following the Performance Certification Date

Performance Criteria:  The following performance criteria must be met for Shares to be released pursuant to an Award under this Agreement.  The number of Shares that may be released on the Release Date shall be determined based upon the Target Award and the following schedule, subject to Sections 1 and 3:

[Performance Criteria]	Percentage of Target Award to be Granted
X% (Maximum Award)	XXX	%
X% (Target Award)	XXX	%
X% (Minimum Award)	XX	%
Less than X%	0

The Performance Criteria shall be:  [DEFINITION OF PERFORMANCE CRITERIA AND ADJUSTMENT RULES, IF ANY]

TERMS AND CONDITIONS OF THIS AGREEMENT

(1)                                 General Conditions.  This Award is in the form of performance share units that settle in Shares at the Release Date.  If all of the conditions set forth in this Agreement are satisfied, the Shares will be released to the Recipient as soon as administratively possible following the Release Date.  If these conditions are not satisfied, the Award shall be forfeited.  Capitalized terms in this Agreement refer to defined terms in the Plan, except as otherwise defined herein.

(a)                                 Continuous Employment.  Except as provided in Section 3 or in the Appendix, the Shares shall be released on the Release Date only if the Recipient is continuously employed by the Company or a Related Company from the Award Date until the Release Date.

(b)                                 Performance Conditions.  The Shares shall be issuable only if (and to the extent) that the Performance Criteria, set forth above, are satisfied during the Performance Period.  The Controller of the Company and the Compensation Committee of the Board of Directors of the Company shall certify whether, and to what extent, the Performance Criteria have been achieved.  If the minimum performance is not met, no Shares shall be issued and the award shall be forfeited.

(2)                                 Shares, Dividends and Voting Rights.  As soon as administratively practicable following the Release Date, or as otherwise provided in Section 3 below, the number of Shares determined based on the Performance Criteria shall be issued to the Recipient, provided all conditions set forth in Section 1 above are satisfied.  Except as provided in Section 3 below, all Awards shall be settled in Shares.

Prior to the Release Date, the Recipient shall have no rights with respect to the Shares, including but not limited to rights to sell, vote, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares.  In addition, prior to the Release Date, the Recipient shall not be entitled to receive dividends, dividend equivalents and shall not have any other rights with respect to the Shares.

(3)                             Termination of Employment.

(a)                                 Subject to the attached Appendix and to Section 3(b) below, if any of the types of termination of employment listed below occur prior to the Release Date, the terms of this subparagraph shall apply.  The following table describes the result depending on the reason for the Recipient’s termination of employment and the timing of the same.  In the event of the Recipient’s termination of employment prior to the Release Date for reasons other than those set forth below, the Award shall be forfeited.

Type of Termination of Employment	During the Performance Period	During the Holding Period
Death

•                  The Recipient’s estate shall be paid a cash amount equal to the value of the Target Award.  The value shall be determined based on the closing price of the Shares on the date of the Recipient’s death and shall be paid within 90 days of the Recipient’s death.

•                  If Shares have been issued, the Shares shall be released to the Recipient’s estate within 90 days of the Recipient’s death.

•                  If Shares have not been issued, the Recipient’s estate shall be paid a cash amount equal to the value of the Shares earned.  The value shall be determined based on the closing price of the Shares on the date of the Recipient’s death and shall be paid within 90 days of the Recipient’s death.

Disability	• Performance Period continues. • After the Performance Criteria are certified, the number of Shares earned are issued and released on the Release Date.	• Issue and/or release Shares earned on the Release Date.

Retirement: Termination of employment after attaining age 60 and completing 10 Years of Service

•                  Awards held less than 12 months from the Award Date are forfeited.

•                  For Awards held at least 12 months from the Award Date, the Performance Period continues.

•                  After the Performance Criteria are certified, the number of Shares earned are issued and released on the Release Date.  If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following termination of employment.

•                  Issue and/or release Shares earned on the Release Date.  If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following termination of employment.

Involuntary termination of employment after attaining age 50 and completing 10 Years of Service because of a reduction in workforce, internal reorganization, or job elimination

•                  Awards held less than 12 months from the Award Date are forfeited.

•                  For Awards held at least 12 months from the Award Date, provided the recipient signs a release of all claims and, if requested, an agreement on confidentiality and competition, such recipient shall be entitled to retain a prorated number of Shares subject to the Award if such Shares have been earned, unless otherwise specified at the time of grant.  Shares will be prorated based on the number of whole and partial calendar months of service during the Performance Period through the date of termination of employment, with any partial calendar months equaling a whole calendar month. The number of Shares earned are issued and released on the Release Date.  If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following termination of employment.

•                  Provided the recipient signs a release of all claims and, if requested , an agreement on confidentiality and competition, Holding Period continues.

•                  If all requirements met, earned Shares are released on the Release Date. If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following termination of employment.

[Optional Language: Company-Initiated transfer to another geography. To be used for performance awards based on a particular

•                  [If the transfer occurs on or prior to March 30 during the first year of the Performance Period, the Award is forfeited.  If the transfer occurs on or prior to March 30 during a subsequent year of the Performance Period, the Performance Period shall be shortened to

• [Holding Period continues. • If all requirements met, earned Shares are released on the Release Date.]

geography.]

the beginning of the original Performance Period through the end of the year prior to the year of transfer, and the Recipient shall receive a prorated number of Shares based on the Performance Period(s) completed.

•                  If the transfer occurs after March 30, the Performance Period shall be shortened to the beginning of the original Performance Period through the end of the year in which the transfer occurs and the Recipient shall receive a prorated number of Shares based on the Performance Period(s) completed.

•                  If the Performance Criteria are met during the shortened Performance Period, after the Performance Criteria are certified, the number of Shares earned are issued and released on the Release Date.]

[Alternative Optional Language: Company-Initiated transfer to another geography; multiple Performance Periods. To be used for performance awards based on a particular geography.]

•                  [If the transfer occurs on or prior to March 30, the Award for the current Performance Period shall be forfeited.

•                  If the transfer occurs after March 30, the current Performance Period shall continue.]

• [Holding Period continues. • If all requirements met, earned Shares are released on the Release Date.]

Company-Initiated transfer to a Related Company	• Performance Period continues. • After the Performance Criteria are certified, the number of Shares earned are issued and released on the Release Date.	• Holding Period continues. • If all requirements met, earned Shares are released on the Release Date.

Termination of employment from the Company or a Majority-Owned Company within two years of a Change in Control

•                  The number of Shares subject to the Target Award are issued and released just prior to termination, subject to the provisions of Section 5 of the Plan. If required by Section 409A of the U.S. Internal Revenue Code, Shares may not be released to specified employees until at least six months following Termination of employment after attaining age 60 and completing ten Years of Service.

•                  Number of Shares determined in accordance with the certified Performance Criteria are issued and/or released just prior to termination, subject to the provisions of Section 5 of the Plan. If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months followingTermination of employment after attaining age 60 and completing ten Years of Service.

(b)                                 If a Recipient dies, the provisions for death shall apply whether or not the Recipient is eligible for Retirement.  If the Recipient is eligible for Retirement at the time of separation, the Retirement provisions shall apply instead of any other potential reason for separation, other than death.

(4)                                 Acceptance of Agreement.  The Recipient shall indicate his or her acceptance of this Agreement, including any Power of Attorney, if requested and in the method directed by the Company.

(5)                                 Stock Splits and Other Adjustments.  In the event that the Company’s shares, as a result of a stock split or stock dividend or combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Shares to be awarded under this Agreement shall be adjusted to reflect such change in such manner as the Board of Directors of the Company or the Compensation Committee may deem appropriate. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

(6)                             Notices.  Each notice relating to this award shall be in writing.  All notices to the Company shall be addressed to the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313.  All notices to the Recipient shall be addressed to the address of the Recipient on file with the Company, or if different, the Recipient’s employer (the “Employer”) and/or the Company’s plan broker, Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”).  Either the Company or the Recipient may designate a different address by written notice to the other.  Written notice to said addresses shall be effective to bind the Company, the Recipient and the Recipient’s representatives and beneficiaries.

(7)                                 Responsibility for Taxes.

(a)                                 Irrespective of any action taken by the Company or the Employer, the Recipient hereby acknowledges and agrees that the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan and legally applicable to the Recipient (“Tax-Related Items”), is and remains the responsibility of the Recipient or the Recipient’s estate (as applicable) and may exceed the amount actually withheld by the Company or the Employer.  The Recipient acknowledges and understands that the requirements with respect to the Tax-Related Items may change from time to time as applicable laws or interpretations change.

(b)                                 Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Recipient authorizes the Company, the Employer, and their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items withholding obligations by one or a combination of the following:

(1)                                 withholding from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or the Employer, or any other payment of any kind otherwise due to the Recipient by the Company and/or the Employer; or

(2)                                 withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Recipient’s behalf pursuant to this authorization without further consent); or

(3)                                 retention of or withholding in Shares to be issued upon vesting/settlement of the Award.

(c)                                  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Recipient is deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares are retained solely for the purpose of paying the Tax-Related Items.

(d)                                 In addition, the Recipient shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items.

(e)                                  The Recipient further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement or release of the Award, the issuance of Shares upon settlement or release of the Award, the subsequent sale of Shares acquired pursuant to such settlement or release and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Recipient’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Recipient is subject to tax in more than one jurisdiction, the Recipient acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  For Recipients who are International Service Associates or covered by another international service policy, all Tax-Related Items remain the Recipient’s responsibility, except as expressly provided in the Company’s International Service Policy and/or Tax Equalization Policy.

(8)                                 Compensation Committee.  The Recipient hereby agrees that (a) any change, interpretation, determination or modification of this Agreement by the Compensation Committee shall be final and conclusive for all purposes and on all persons including the Company and the Recipient; provided, however, that with respect to any amendment or modification of the Plan which affects the Award of Shares made hereby, the Compensation Committee shall have determined that such amendment or modification is in the best interests of the Recipient of such Award; and (b) this Agreement and the Award shall not affect in any way the right of the Company or the Employer to terminate or change the employment of the Recipient.

(9)                                 Prohibited Activities.  In the event Recipient engages in a “Prohibited Activity” (as defined below), at any time during the term of this Agreement, or within one year after termination of the Recipient’s employment from the Company and/or the Employer, or within one year after the Release Date, whichever occurs latest, the Shares shall be forfeited and, if applicable, any profit or gain associated with the Shares shall be forfeited and repaid to the Company.

Prohibited Activities are:

(a)                                 Non-Disparagement — making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company, the Employer and/or any other Related Company thereof, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;

(b)                                 No Publicity — publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of the Company, the Employer and/or any other Related Company which the Recipient was involved with during the Recipient’s employment;

(c)                                  Non-Disclosure of Trade Secrets — failure to hold in confidence all Trade Secrets of the Company, the Employer and/or any other Related Company that came into the Recipient’s knowledge during the Recipient’s employment by the Company, the Employer or any other Related Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d)                                 Non-Disclosure of Confidential Information — failure to hold in confidence all Confidential Information of the Company, the Employer and/or any other Related Company that came into the Recipient’s knowledge during the Recipient’s employment by the Company, the Employer or any other Related Company, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;

(e)                                  Return of Materials — failure of the Recipient, in the event of the Recipient’s termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by Recipient or furnished to the Recipient by virtue of the Recipient’s employment with the Company, the Employer or any other Related Company, or failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to the Recipient by virtue of the Recipient’s employment with the Company, the Employer or any other Related Company;

(f)                                   Non-Compete — rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Compensation Committee or the Chief Executive Officer of the Company or any senior officer designated by the Compensation Committee, is or becomes competitive with the Company;

(g)                                  Non-Solicitation — soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company with whom Recipient had professional interaction during the last twelve months of the Recipient’s employment with the Company, the Employer or any other Related Company; or

(h)                                 Violation of Company Policies — violating any written policies of the Company or the Employer applicable to Recipient, including without limitation the Company’s insider trading policy.

(10)                          Modification of Agreement. If any of the terms of this Agreement may in the opinion of the Company conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

(11)                          Data Privacy.  The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its other Related Companies for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.

The Recipient understands that the Employer, the Company and any other Related Company may hold certain personal information about the Recipient, including but not limited to his or her name, home address, telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all Awards or any other entitlements to shares of stock awarded, cancelled, vested, unvested, or outstanding in the Recipient’s favor (“Data”), for the exclusive purpose of implementing, administering or managing the Plan.  Certain Data may also constitute “sensitive personal data” within the meaning of applicable local law.  Such Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about the Recipient.  The Recipient hereby provides explicit consent to the Company, the Employer and any other Related Company to process any such Data.

The Recipient understands that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Recipient understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Recipient’s country.  The Recipient understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Recipient authorizes the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  The Recipient understands that Data will be held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan.  The Recipient understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Recipient understands that he or she is providing the consents herein on a purely voluntary basis.  If the Recipient does not consent, or if the Recipient later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Recipient’s consent is that the Company would not be able to grant the Recipient Awards or other equity awards or administer or maintain such awards.  Therefore, the Recipient understands that refusing or withdrawing his or her consent may affect the Recipient’s ability to participate in the Plan.  For more information on the consequences of the Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that he or she may contact his or her local human resources representative.

(12)                          Nature of Award.  In accepting the Award, the Recipient acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and the Company can amend, modify, suspend, cancel or terminate it at any time, to the extent permitted under the Plan;

(b)                                 this Award and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of any awards, even if similar awards have been granted repeatedly in the past;

(c)                                  all determinations with respect to any future awards, including, but not limited to, the times when awards are made, the number of Shares, and the performance and other conditions attached to the awards, will be at the sole discretion of the Company and/or the Compensation Committee;

(d)                                 participation in this Plan or program is voluntary;

(e)                                  this Award and the underlying Shares, and any income derived therefrom are not paid in lieu of and are not intended to replace any pension rights or compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement or welfare benefits or similar payments;

(f)                                   for purposes of the Award, the Recipient’s employment or service relationship will be considered terminated as of the date the Recipient is no longer actively providing services to the Company or any other Related Company (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Recipient’s right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Recipient’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Recipient is no longer actively providing services for purposes of the Award (including whether the Recipient may still be considered to be providing services while on a leave of absence);

(g)                                  the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h)                                 no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of the Recipient’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any), and in consideration of the grant of the Award to which the Recipient is otherwise not entitled, the Recipient irrevocably agrees never to institute any claim against the Company, the Employer or any other Related Company; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Recipient shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(i)                                     the Award and the Recipient’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any other Related Company and shall not interfere with the ability of the Company, the Employer or any other Related Company, as applicable, to terminate the Recipient’s employment or service relationship (if any); and

(j)                                    if the Recipient is providing services outside the United States, the Recipient acknowledges and agrees that neither the Company, the Employer nor any other Related Company shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Recipient pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

(13)                         Entire Agreement; Severability. The Plan and this Agreement set forth the entire understanding between the Recipient, the Employer, the Company, and any other Related Company regarding the acquisition of the Shares and supersedes all prior oral and written agreements pertaining to this Award.  If all or any part or application of the provisions of this Agreement are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Recipient and the Company, each and all of the other provisions of this Agreement shall remain in full force and effect.

(14)                          Governing Law and Venue.  This Award and this Agreement has been made in and shall be governed by, construed under and in accordance with the laws of the State of Delaware, United States of America, without regard to the conflict of law provisions, as provided in the Plan.

Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.]

(15)                          Compliance with Law.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Award prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  The Recipient understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, the Recipient agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Recipient’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

(16)                          Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(17)                         Appendix. The Award shall be subject to any special terms and conditions for the Recipient’s country set forth in the Appendix.  Moreover, if the Recipient relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Recipient, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

(18)                          Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Recipient’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

THE COCA-COLA COMPANY

Authorized Signature

Using the Merrill Lynch voice response system or other available means, the Recipient must accept the above Award in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that he or she has read this Agreement and the Plan, and agrees to be bound by this Agreement, the Plan and the actions of the Committee.  If he or she does not do so prior to [Date], then the Company may declare the Award null and void at any time. Also, in the unfortunate event that death occurs before this Agreement has been accepted, this Award will be voided, which means the Award will terminate automatically and cannot be transferred to the Recipient’s heirs pursuant to the Recipient’s will or the laws of descent and distribution.

Power of Attorney

This Power of Attorney shall not apply if the Recipient becomes an Executive Officer or a Reporting Officer under Section 16 of the Securities Exchange Act of 1934.

The Recipient, by electing to participate in the Plan and accepting the Agreement, does hereby appoint as attorney-in-fact, the Company, through its duly appointed representative, as the Recipient’s true and lawful representative, with full power and authority to do the following:

(i)            To direct, instruct, authorize and prepare and execute any document necessary to have Merrill Lynch (or any successor broker designated by the Company) sell on the Recipient’s behalf a set percentage of the Shares the Recipient receives at vesting as may be needed to cover Tax-Related Items due at vesting;

(ii)           To direct, instruct, authorize and prepare and execute any document necessary to have the Company and/or Merrill Lynch (or any successor broker designated by the Company) use the Recipient’s bank and/or brokerage account information and any other information as required to effectuate the sale of Shares the Recipient receives at vesting as may be needed to cover Tax-Related Items due at vesting;

(iii)          To take any additional action that may be necessary or appropriate for implementation of the Plan with any competent taxing authority; and

(iv)          To constitute and appoint, in the Recipient’s place and stead, and as the Recipient’s substitute, one representative or more, with power of revocation.

The authority set forth herein to sell Shares shall not be valid if the Recipient or the Company notifies Merrill Lynch that the Recipient is unable to trade in Company securities due to trading restrictions pursuant to the Company’s Insider Trading Policy or applicable securities laws.  The Recipient hereby ratifies and confirms as his or her own act and deed all that such representative may do or cause to be done by virtue of this instrument.

APPENDIX TO

THE COCA-COLA COMPANY

1989 RESTRICTED STOCK AWARD PLAN

PERFORMANCE SHARE AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Award granted to the Recipient under the Plan if the Recipient works in one of the countries listed below.  If the Recipient is a citizen or resident of a country other than the one in which the Recipient is currently working, is considered a resident of another country for local law purposes or if the Recipient transfers employment and/or residency between countries after the Award Date, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Recipient.

Certain capitalized terms used but not defined in this Appendix have the same meanings set forth in the Plan and/or the Agreement, as applicable.

Notifications

This Appendix also includes information regarding securities, exchange control and certain other tax or legal issues of which the Recipient should be aware with respect to the Recipient’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2014.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Recipient not rely on the information in this Appendix as the only source of information relating to the consequences of the Recipient’s participation in the Plan because the information may be out of date when the Award vests, Shares are issued to the Recipient and/or the Recipient sells Shares acquired under the Plan.

Depending on the Recipient’s country, the Recipient may be subject to exchange control rules which may affect the Recipient’s ability to acquire or sell Shares or rights to Shares (e.g., Awards), and/or transfer any cash proceeds related to such Shares or rights under the Plan.  For instance, the Recipient may be required to obtain approval from the relevant exchange control authority and/or repatriate any cash proceeds in connection with any aspect of his or her participation in the Plan.  The Recipient may also be subject to foreign asset/account reporting obligations in connection with the Award, Shares and/or related cash proceeds, as well as any bank and/or brokerage accounts abroad where the Shares and/or related cash proceeds may be deposited and held.  The Recipient acknowledges that it is solely his or her responsibility to comply with any applicable exchange control and/or foreign asset/account reporting requirements, and the Recipient is advised to consult his or her personal advisor on this matter to ensure compliance with such requirements as they may apply to the Recipient.

In addition, the information contained herein is general in nature and may not apply to the Recipient’s particular situation and the Company is not in a position to assure the Company of a particular result.  Accordingly, the Recipient is advised to seek appropriate professional advice as to how the relevant laws in the Recipient’s country may apply to his or her situation.

Finally, if the Recipient is a citizen or resident of a country other than the one in which the Recipient is currently working, is considered a resident of another country for local law purposes or if the Recipient transfers employment and/or residency between countries after the Award Date, the information contained herein may not be applicable to the Recipient in the same manner.

CHINA

The following provisions govern the Recipient’s participation in the Plan if the Recipient is a national of the People’s Republic of China resident and working in mainland China:

Separation from the Company

Notwithstanding any provisions in the Agreement to the contrary, the following provisions apply in the event of separation from the Company or a Related Company in China due to Disability and Retirement:

Awards held less than 12 months from the date of Award are forfeited.

For Awards held at least 12 months, the Performance Period shall be shortened to the beginning of the original Performance Period through the end of the year prior to the year of Disability or Retirement, as applicable.  If the Performance Criteria are met during the shortened Performance Period, instead of an award of Shares, the Recipient shall be paid a cash amount equal to the value of the Shares that would have been earned based upon performance during the shortened period.  The value shall be determined based on the closing price of the Shares on the date of the Recipient’s Disability or Retirement, as applicable, and shall be paid within 90 days of the Recipient’s Disability or Retirement, as applicable.

For the purpose of determining “Retirement,” the definition of “Retirement” as contained in Section 5(a) of the Plan is replaced with the following definition:

“Retirement” means an employee’s termination of employment on a date which is on or after the date on which the Recipient attains age 55 and has completed at least ten years of service (service being defined as Years of Vesting Service under the Company’s Pension Plan (the “Pension Plan”), whether or not the employee is covered by the Pension Plan.

Exchange Control Requirements

By accepting the Award, the Recipient acknowledges that he or she understands and agrees that, due to exchange control requirements in China, the Recipient is not permitted to transfer any Shares acquired under the Plan out of the Recipient’s account established with the Company’s designated broker.  In addition, as a condition of participation, the Recipient must execute the Power of Attorney below and agree to certain special terms and conditions as set forth below to comply with exchange control requirements in China and allow the Plan to continue in operation.  Any and all Awards granted to the Recipient (including any and all outstanding Awards previously granted, any Shares issued to the Recipient in respect thereof, as well as current and future grants of Awards issued to the Recipient hereafter) are subject to local exchange control requirements, including the following special terms and conditions:

(i)            Notwithstanding any terms or conditions of the Plan and the Agreement to the contrary, the Recipient must sell all of the Shares received through the vesting of any Award within six (6) months following the Recipient’s termination of employment for any reason, or within any other timeframe as may be required by the State Administration of Foreign Exchange (“SAFE”), Shanghai branch.  In no event shall the Recipient be permitted to hold Shares later than six (6) months following the date of the Recipient’s termination of employment for any reason, and the Company will authorize Merrill Lynch (or any successor broker designated by the Company) to sell the Shares (on the Recipient’s behalf and pursuant to the authorization without further consent) should the Shares remain in the Recipient’s account more than six (6) months following the Recipient’s termination of employment.  In addition, upon vesting of the Award, a set percentage of the Shares issued at vesting may need to be sold in order to cover any Tax-Related Items due at vesting.

The Recipient must authorize Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or

any successor broker designated by the Company to sell such Shares as described above (on the Recipient’s behalf and pursuant to this authorization) and provide to the Company and/or Merrill Lynch any documentation or evidence necessary to effect such sale of the Shares.  Neither the Company nor Merrill Lynch (or any successor broker designated by the Company) are under any obligation to arrange for such sale of the Shares at any particular price or on any specific date or time.  Further, the Company shall have the exclusive discretion to determine when the Recipient is no longer actively providing service for purposes of the Award;

(ii)           The Recipient must repatriate the cash proceeds from the sale of the Shares issued upon the vesting of the Award to China.  Such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or any other Related Company in China, and any proceeds from the sale of any Shares the Recipient acquires may be transferred to such special account prior to being delivered to the Recipient (less any Tax-Related Items and any brokerage fees or commissions);

(iii)          The Company will deliver the proceeds of the sale of Shares (less any Tax Related Items and any brokerage fees or commissions) to the Recipient as soon as possible, but there may be delays in distributing the funds to the Recipient due to exchange control requirements in China.  Proceeds may be paid to the Recipient in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid to the Recipient in U.S. dollars, the Recipient will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.  If the proceeds are paid to the Recipient in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.  The Recipient acknowledges and agrees that he or she bears the risk of any currency conversion rate fluctuation between the date that the Shares or any dividends paid on the Shares are sold, as applicable, and the date of conversion of the cash proceeds to local currency.

(iv)          The Recipient further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Power of Attorney

The Recipient is a PRC national employee working for the Company, the Employer or another Related company in China and, by electing to participate in the Plan and accepting the Agreement (including this Appendix), the Recipient does hereby appoint as attorney-in-fact, the Company, through its duly appointed representative, as the Recipient’s true and lawful representative, with full power and authority to do the following:

(i)            To direct, instruct, authorize and prepare and execute any document necessary to have Merrill Lynch (or any successor broker designated by the Company) sell on the Recipient’s behalf a set percentage of the Shares the Recipient receives at vesting as may be needed to cover Tax-Related Items due at vesting;

(ii)           To direct, instruct, authorize and prepare and execute any document necessary to have Merrill Lynch (or any successor broker designated by the Company) sell on the Recipient’s behalf any and all Shares the Recipient receives through the vesting of the Recipient’s PSUs which are still being held in his or her brokerage account as of the date which is six (6) months following the date of his or her termination of employment;

(iii)         To direct, instruct, authorize and prepare and execute any document necessary to have Merrill Lynch (or any successor broker designated by the Company) repatriate the proceeds of the sale of the Recipient’s Shares through a special exchange control account in China established by the Company, the Employer or any other Related Company;

(iv)          To direct, instruct, authorize and prepare and execute any document necessary to have the Company and/or Merrill Lynch (or any successor broker designated by the Company) use the Recipient’s bank and/or brokerage account information and any other information as required to effectuate the sale of Shares and the repatriation and delivery of the cash proceeds from such sale;

(v)           To take any additional action that may be necessary or appropriate for implementation of the Plan with SAFE and any other competent PRC authority, including but not limited to the transfer of funds through a special exchange control account in China; and

(vi)          To constitute and appoint, in the Recipient’s place and stead, and as the Recipient’s substitute, one representative or more, with power of revocation.

The Recipient hereby ratifies and confirms as his or her own act and deed all that such representative may do or cause to be done by virtue of this instrument.

DENMARK

Terms and Conditions

Termination of Employment

The following provisions govern the Recipient’s participation in the Plan if the Recipient is subject to Danish law at the time of termination of employment:

In the event of involuntary termination of employment from Denmark (as defined by local Danish law), the following table describes the result depending on the timing of the event.

	During the Performance Period	During the Holding Period
Involuntary termination of employment (as defined by Danish law)	• Performance Period continues. • After the performance is certified, the number of Shares earned are issued and released within 90 days of the Performance Certification Date.	• Issue and/or release Shares within 90 days of termination of employment.

Danish Stock Option Act

By accepting the Awards, the Recipient acknowledges that he or she has received a Danish translations of an Employer Statement, which is being provided to comply with the Danish Stock Option Act.

FRANCE

Terms and Conditions

Awards Intended to be Tax-Qualified

The Award is intended to be a tax-qualified award granted under Sections L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended (“French Award”).  The Company does not undertake to continue to maintain the qualified status of the French Award.  The Recipient understands and agrees that he or she will be responsible for paying personal income tax and the Recipient’s portion of social security contributions resulting from the vesting of this French Award in the event the French Award loses its qualified status and the Recipient will not be entitled to any damages if the Award no longer qualifies as French Award.

Except in the event of death or disability, notwithstanding the satisfaction of the Performance Criteria during the Performance Period, the French Award shall not vest prior to two years from the Award Date, or such other period as is required for the minimum vesting period applicable to French Awards under Section L. 225-197-1 of the French Commercial Code, the relevant sections of the French Tax Code or of the French Social Security Code, as amended (the “Vesting Period”).

Except in the event of death or disability, the sale or transfer of the Shares issued pursuant to the French Awards shall not occur prior to the earlier of (a) Release Date specified by the Committee or (b) to the expiration of a two year period as calculated from the respective vesting date, a four year period from the Award date or such other period as is required to comply with the minimum mandatory holding period applicable to Shares underlying French Awards (the “Holding Period”).  This Holding Period applies even after the French Participant is no longer an employee of the French employer.

In addition, the Shares may not be sold or transferred during certain closed periods established by French law and tax guidelines to the extent such closed periods are applicable to the sale or transfer of Shares underlying French Award.

In the event of the Recipient’s death, the Vesting Period, Holding Period and closed period restrictions described above shall not apply.  In that instance, the terms of Section 3 with respect to death shall apply except that the Recipient’s heirs shall be issued the Target Award Shares, rather than a cash amount.  Regardless of any contrary provision in the Agreement, the Recipient’s heirs shall forego all rights to Shares if they do not request the Shares within such period as is set forth in this Agreement and in no event later than six months of the Recipient’s death.

In the event that the Recipient is disabled (as that term is established under French tax rules), the Vesting Period, Holding Period and closed period restrictions described above shall not apply and the terms applicable upon disability as set forth in Section 3 shall apply.

Language Consent

By accepting the French Award, the Recipient confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language.  The Récipient accepts the terms of those documents accordingly.

En acceptant l’attribution, le Bénéficiaire confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise. Le Bénéficiaire en accepte les termes en connaissance de cause.

SPAIN

Terms and Conditions

Labor Law Acknowledgment

The following provision supplements Section 12 of the Agreement:

In accepting the Award, the Recipient consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

The Recipient understands and agrees that the Company has unilaterally, gratuitously and discretionally decided to grant the Award under the Plan to individuals who may be employees of the Company and any

Related Companies throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Related Companies.  Consequently, the Recipient understands that the Award is granted on the assumption and condition that the Award and any Shares issued under the Plan are not part of any employment contract (either with the Company or any Related Companies) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Recipient understands that the Award would not be granted to the Recipient but for the assumptions and conditions referred to herein; thus, the Recipient acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Award and any right to the Award shall be null and void.

Further, the vesting of the Award is expressly conditioned on the Recipient’s continued employment, such that upon termination of employment, the Award may cease vesting immediately, effective on the date of the Recipient’s termination of employment (unless otherwise specifically provided in the Agreement and/or the Plan).  In particular, the Recipient understands and agrees that any unreleased Awards as of the date the Recipient is no longer actively employed or in service (unless otherwise specifically provided in the Agreement and/or the Plan) will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of the Recipient’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.